Exhibit 99.1

Delta Apparel Reports Fourth Quarter Fiscal 2008 Results

Company Reports Record Fourth Quarter and Full Year 2008 Revenue

Fourth Quarter Diluted EPS Exceeds Estimates

DULUTH, Ga.--(BUSINESS WIRE)--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fourth quarter and full fiscal year ended June 28, 2008.

Fourth Quarter Results

Net sales for the three months ended June 28, 2008, were a record $105.3 million, an increase of 14.7% from the prior year’s fourth quarter. Both the activewear and retail-ready segments had record sales driven by sales growth in all business units. Gross margins increased 330 basis points to 23.9% compared to 20.6% in the prior year’s fourth quarter. The prior year’s fourth quarter included $5.4 million, or 700 basis points, of restructuring related charges in cost of sales. Excluding the effect of the prior year’s restructuring related charges, higher raw material prices, increased energy and transportation costs, along with changes in the mix of products sold lowered the overall margins. The Company incurred higher bad debt expense in the fourth fiscal quarter compared to the prior year quarter due to the bankruptcy filings of two customers, resulting in an increase in accounts receivable reserves of $0.8 million. Net income for the fourth quarter was $4.3 million, or $0.50 per diluted share, inclusive of ($0.06) per diluted share related to higher receivable reserves from the customer bankruptcy filings. This exceeds the Company’s previously announced expectations of $0.45 to $0.49 per diluted share. This compares to the prior year fourth quarter net income of $0.7 million, or $0.08 per diluted share, inclusive of ($0.51) per diluted share of restructuring related expenses.

Fiscal Year 2008 Results

Fiscal year 2008 net sales increased 3.1% to a record $322.0 million compared to $312.4 million in the prior year. The prior year included results from the FunTees business since its acquisition on October 2, 2006. Gross margin for the year ended June 28, 2008 declined to 20.1% compared to 23.4% in the prior year due primarily to higher raw material, energy and transportation prices. For fiscal year 2008, the Company reported a net loss of $0.5 million, or ($0.06) per diluted share, which included a ($0.39) per diluted share impact from the restructuring related charges and ($0.06) bad debt expense associated with the bankruptcy filings of two customers. This compares to net income for fiscal year 2007 of $6.3 million, or $0.73 per diluted share, including restructuring related charges of ($0.51) per diluted share and $0.08 per diluted share resulting from the extraordinary gain associated with the final earn-out payment made to the former M. J. Soffe shareholders.

Robert W. Humphreys, President and Chief Executive Officer, commented, “Overall we were pleased with our fourth quarter results and the operational improvements we made during the year. Demand for our apparel products exceeded expectations during the quarter resulting in record fourth quarter and full year revenues. We continued to improve the productivity of the sewing and printing facilities acquired in the FunTees acquisition, while also lowering our costs in our other offshore sewing facilities. Our new Honduran state-of-the-art textile plant, Ceiba Textiles, met its production goal of 500,000 pounds per week and is continuing to increase production. We will remain focused on cost savings and quality improvements in our manufacturing operations in the upcoming year.”

Retail-Ready Apparel

The retail-ready segment, comprised of the Soffe and Junkfood businesses, reported a 14.6% sales increase to $49.6 million for the fourth quarter of fiscal year 2008 compared to $43.3 million in the prior year fourth quarter. The higher sales were driven primarily by a 63.9% increase in Junkfood sales, its fifth consecutive quarter of double-digit sales growth. Junkfood revenue was positively impacted by sales of the new co-branded products with GapKids and babyGap, increased foreign sales, and new boutique customers. Fourth quarter revenue in the Soffe business increased 1.4% compared to the prior year fourth quarter, driven by increased sales in the military and college bookstore distribution channels offset by lower sales in the retail and sporting goods channels. Operating income in the retail-ready segment was $9.4 million for the fourth fiscal quarter of 2008, an increase of $0.8 million from the prior year fourth quarter due primarily to the increased sales and leveraged fixed costs in the Junkfood business.

Activewear Apparel

The activewear segment, comprised of the Delta and FunTees businesses, reported sales of $55.7 million for the three months ended June 28, 2008, a 14.9% increase from the prior year fourth quarter. Sales in the FunTees business increased 11.5% and sales in the Delta business increased 16.4%. After completion of the manufacturing integration, FunTees quality and on-time deliveries returned to normal and customers placed additional programs with FunTees. This resulted in increased FunTees’ fourth quarter shipments and is expected to drive additional business in fiscal year 2009. Demand for the traditional Delta catalog products was strong during the fourth quarter as the additional production from Ceiba Textiles allowed the Company to improve its inventory position to service its customers better. Although pricing increased during the quarter in the catalog business, these increases were offset by higher cotton, energy and transportation costs. The activewear segment generated an operating loss of $1.8 million for the fourth fiscal quarter, an improvement of $5.7 million over the same quarter last year. The fourth quarter of fiscal year 2007 included $6.9 million in restructuring related expenses.

Fiscal 2009 Guidance

For the 2009 fiscal year ending June 27, 2009, the Company expects net sales to be in the range of $340 to $360 million and earnings to be in the range of $0.70 to $0.90 per diluted share. This compares to fiscal year 2008 sales of $322.0 million and a loss of ($0.06) per diluted share, inclusive of ($0.39) per diluted share of costs associated with the textile restructuring plan.

The Company remains concerned about the general slowdown of the U.S. economy and consumer demand for apparel. The difficult retail climate has led to higher than normal bankruptcy rates by apparel retailers. This, coupled with weaker consumer demand and volatile raw material, energy and transportation prices, is an ongoing concern for the Company in fiscal year 2009. In determining its expectations for the upcoming year the Company believes it has taken into consideration these heightened risk factors; however, further deterioration in the economy may negatively impact the Company’s ability to achieve its expectations.

Mr. Humphreys concluded, “In our opinion, fiscal year 2009 will be an exciting year for our company. We ended fiscal year 2008 with our inventories properly balanced to serve our customers’ needs and are well positioned to continue the organic growth we experienced over the past several months. At the same time, we believe the many initiatives recently completed this past year have better positioned our Company for the long-term and should allow us to deliver top-line growth, improved profitability, and increased shareholder value in the future.”

Conference Call

The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 312-0644. A live webcast of the conference call will be available at www.deltaapparelinc.com. Please visit the website at least 15 minutes early to register for the teleconference webcast and download any necessary software. A replay of the call will be available from August 15, 2008 through August 22, 2008. To access the telephone replay, participants should dial (719) 457-0820. The access code for the replay is: 4499911.

About Delta Apparel, Inc.

Delta Apparel, Inc., along with its wholly owned subsidiaries, M. J. Soffe Co. and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico. The Company employs approximately 6,400 people worldwide. Additional information on the Company is available at www.deltaapparelinc.com.

Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in “Item 1A. Risk Factors” in our annual Report on Form 10-K for the fiscal year ended June 30, 2007 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
	Three Months Ended		Twelve Months Ended
	Jun 28, 2008	Jun 30, 2007	Jun 28, 2008	Jun 30, 2007

Net Sales	$105,328	$91,796	$322,034	$312,438
Cost of Goods Sold	80,197	72,872	257,381	239,365
Gross Profit	25,131	18,924	64,653	73,073

Selling, General and Administrative	17,603	17,699	59,836	59,187
Restructuring Costs	-	-	62	1,498
Other Income (Expense), Net	74	(164)	132	(89)
Operating Income	7,602	1,061	4,887	12,299

Interest Expense, Net	1,339	1,344	6,042	5,157
Income (Loss) Before Provision (Benefit) for Income Taxes and
Extraordinary Gain	6,263	(283)	(1,155)	7,142

Provision (Benefit) for Income Taxes	2,004	(970)	(647)	1,471
Income (Loss) before Extraordinary Gain	4,259	687	(508)	5,671

Extraordinary Gain, Net of Taxes	-	-	-	672

Net Income (Loss)	$4,259	$687	$(508)	$6,343

Weighted Average Shares Outstanding
Basic	8,497	8,416	8,486	8,506
Diluted	8,497	8,611	8,486	8,675

Net Income (Loss) per Common Share, before Extraordinary Gain
Basic	$0.50	$0.08	$(0.06)	$0.67
Diluted	$0.50	$0.08	$(0.06)	$0.65

Net Income (Loss) per Common Share, after Extraordinary Gain
Basic	$0.50	$0.08	$(0.06)	$0.75
Diluted	$0.50	$0.08	$(0.06)	$0.73

		June 28, 2008	June 30, 2007

Current Assets
Cash		$586	$792
Receivables, Net		62,012	46,444
Income Tax Receivable		1,007	2,192
Inventories, Net		124,746	124,604
Deferred Income Taxes		2,542	1,891
Other Assets		2,916	2,597
Total Current Assets		193,809	178,520

Noncurrent Assets
Property, Plant & Equipment, Net		40,042	29,407
Goodwill and Other Intangibles, Net		24,417	22,313
Other Noncurrent Assets		3,355	2,550
Total Noncurrent Assets		67,814	54,270

Total Assets		$261,623	$232,790

Current Liabilities
Accounts Payable and Accrued Expenses		$53,112	$54,948
Current Portion of Long Term Debt		6,780	2,927
Total Current Liabilities		59,892	57,875

Noncurrent Liabilities
Long-Term Debt		95,542	70,491
Deferred Income Taxes		578	749
Other Noncurrent Liabilities		718	6
Total Noncurrent Liabilities		96,838	71,246

Stockholders' Equity		104,893	103,669

Total Liabilities and Stockholders' Equity		$261,623	$232,790

CONTACT:
Delta Apparel, Inc.
Company Contact:
Deborah Merrill, 864-232-5200 x6620
Chief Financial Officer
or
Investor Relations Contact:
Integrated Corporate Relations
Brendon Frey, 203-682-8200